November 2, 2012	Exhibit 15.1

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the periods ended September 30, 2012 and October 2, 2011, as indicated in our report dated November 2, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, is incorporated by reference in Registration Statement Nos. 333-179602, 333-149730 and 333-104898 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California